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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE               CONTACT: CHARLES D. CHRISTY
                                             CHIEF FINANCIAL OFFICER
                                             810-237-4200

                                    TRADED: NASDAQ
                                    SYMBOL: CBCF


                          CITIZENS BANKING CORPORATION
                           TO SELL ILLINOIS FRANCHISE

FLINT, Mich. -- April 2, 2004 -- Citizens Banking Corporation today announced the signing of a definitive agreement to sell its subsidiary -- Citizens Bank-Illinois, N.A. -- to Metropolitan Bank Group, Inc., of Chicago, Ill., in a cash transaction valued at $26,250,000.

Citizens, a $7.7 billion bank holding company, operates subsidiaries in Michigan, Wisconsin, Iowa and Illinois. Metropolitan Bank Group, a privately held company with assets of $2 billion, operates seven community banks with a total of 56 branches and more than 90 ATM locations in the Chicago area.

"While the suburban Chicago market is growing and vibrant, we've made the strategic decision to focus our delivery systems where we have more locations and market influence," said William R. Hartman, chairman, president and CEO of Citizens Banking Corporation. "Metropolitan Bank Group provides quality products and services to its customers through its locally focused community banks. With their strong community bank presence in the Chicago area, we're confident that Metropolitan Bank Group will continue to provide this same level of service to the clients and employees of Citizens Bank --Illinois."


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"Metropolitan Bank Group has a proven track record of integrating local companies into our community banking delivery network," said Peter A. Fasseas, chairman and CEO of Metropolitan Bank Group. "We look forward to providing quality service with continued growth in the communities that we serve through the acquisition of Citizens Bank-Illinois."

Citizens Banking Corporation acquired Citizens Bank-Illinois in 1987. The subsidiary has three locations in Berwyn, Cicero, and Elk Grove, Ill. Citizens Bank-Illinois has approximately $84 million in loans, $167 million in deposits and total assets of $187 million (as of Feb. 29, 2004). Citizens Bank-Illinois employs a staff of 37.

The sale is expected to close in the third quarter of 2004, subject to regulatory approval. Citizens expects to realize a gain of approximately $12 million on the sale, and anticipates re-deploying the proceeds into one or more strategic alternatives to achieve an equal or somewhat greater return. As such, the sale is anticipated to have a neutral to slightly positive impact on future earnings per share.

Citizens Banking Corporation is a diversified financial services company, providing a wide range of commercial, consumer, mortgage banking, trust investment and financial planning services to a broad client base. Citizens Banking Corporation serves markets through Citizens Bank offices in Michigan and suburban Chicago, Illinois, and through F&M Bank offices in Wisconsin and Iowa. Citizens Banking Corporation is the second-largest bank holding company headquartered in Michigan, with assets of $7.711 billion as of Dec. 31, 2003. More information about Citizens Banking Corporation is available at www.citizensonline.com



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SAFE HARBOR STATEMENT
Discussions in this release that are not statements of historical fact (including statements that include terms such as "believe", "expect", and "anticipate") are forward-looking statements that involve risks and uncertainties, and our actual future results could materially differ from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, adverse changes in our loan portfolios (including losses due to fraud and economic factors) and the resulting credit risk-related losses and expenses, our future lending and collections experience and the potential inadequacy of our loan loss reserves, interest rate fluctuations and the effects on net interest income of changes in our interest rate risk position, other adverse changes in economic or financial market conditions, the potential inability to hedge certain risks economically, adverse changes in competition and pricing environments, our potential failure to maintain or improve loan quality levels and origination volume, our potential inability to continue to attract core deposits, the potential lack of market acceptance of our new wealth management capabilities and our products and services, adverse changes in our relationship with major customers, unanticipated technological changes that require major capital expenditures, adverse changes in applicable laws and regulatory requirements, unanticipated environmental liabilities or costs, our potential inability to complete our restructuring, the effects of terrorist attacks and potential attacks, our success in managing the risks involved in the foregoing, and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.

Other factors not currently anticipated by management may also materially and adversely affect our results of operations. We do not undertake, and expressly disclaim any obligation, to update or alter our forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

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